Exhibit 99.1

For Immediate Release	Contact:	Media: Chris Ahearn	Shareholders: Tiffany Mason
January 27, 2012		Lowe’s Companies, Inc.	Lowe’s Companies, Inc.
		704-758-2304 chris.c.ahearn@lowes.com	704-758-2033 tiffany.l.mason@lowes.com

LOWE’S NAMES RICHARD DREILING TO BOARD OF DIRECTORS

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) announced today the appointment of Richard W. Dreiling, 58, to its board of directors. He will serve on the board’s audit and governance committees. Today’s announcement brings Lowe’s board of directors to 12 members, 11 of whom are independent.

Dreiling is chairman and CEO of Dollar General Corporation in Goodlettsville, Tenn., a position he has held since 2008. He led Dollar General’s re-emergence as a public company in 2009 through a successful initial public offering on the New York Stock Exchange. Dreiling has extensive retail experience, having served as chairman and CEO of Duane Reade Holdings, Inc.; executive vice president and chief operating officer of Longs Drug Stores Corporation; executive vice president of marketing, manufacturing and distribution for Safeway, Inc.; and president of Vons, a food and drug division of Safeway in Southern California.

Dreiling serves as vice chairman of the Retail Industry Leaders Association (RILA), and chairman of the Monroe Carell Jr. Children’s Hospital at Vanderbilt University. In 2011, he was named “Retailer of the Year” by Mass Market Retailer. Dreiling earned a bachelor’s degree in industrial relations from Rockhurst University in Kansas City, Mo.

“Rick has a tremendous range of retail and executive management experience from his years of working with some of the nation’s top retail companies,” said Robert A. Niblock, Lowe’s chairman, president and CEO. “He is a thoughtful leader who will be an outstanding complement to Lowe’s board of directors.”

With fiscal year 2010 sales of $48.8 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,725 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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